                                                                    Exhibit 11.1

                       UNITED ASSET MANAGEMENT CORPORATION
                        CALCULATION OF EARNINGS PER SHARE
                        ---------------------------------
                     (in thousands, except per share amounts)


                                                  Year Ended December 31,
                                        ----------------------------------------
                                              1993      1992 (1)  1991 (1)
                                              ----      ----      ----
Common and common equivalent
       shares:

          Net income...................      $53,287   $39,072   $30,208
          Adjustments thereto (2)......            -       331     2,305
                                             -------   -------   -------
          Adjusted net income..........      $53,287   $39,403   $32,513
                                             =======   =======   =======
          Average shares outstanding...       25,968    23,157    21,053
          Adjustments thereto (3)......        2,913     3,176     4,587
                                             -------   -------   -------
Shares used in computation.............       28,881    26,333    25,640
                                             =======   =======   =======
     Per share.........................      $  1.85   $  1.50   $  1.27
                                             =======   =======   =======



Common shares-assuming full
  dilution:
          Net income...................      $53,287   $39,072   $30,208
          Adjustments thereto (2)......            -         -       377
                                             -------   -------   -------
          Adjusted net income..........      $53,287   $39,072   $30,585
                                             =======   =======   =======

          Average shares outstanding...       25,968    23,157    21,053
          Adjustments thereto (3)......        3,127     3,487     4,623
                                             -------   -------   -------
     Shares used in computation........       29,095    26,644    25,676
                                             =======   =======   =======

     Per share.........................      $  1.83   $  1.47   $  1.19
                                             =======   =======   =======

     ______________


     (1) The calculations of earnings per share for 1992 and 1991 have been restated to reflect the effect of the 1993 acquisitions of Heitman Financial Ltd. and Murray Johnstone Limited which have been accounted for as pooling of interests transactions.
     (2) The proceeds from the exercise of stock options and warrants in accordance with the modified treasury stock method are first used to buy back up to 20% of the Company's common stock at the average price for the period in the primary calculation and at the higher of the average or closing price in the fully diluted calculation. The remainder of the proceeds are used to retire debt, and this adjusts income for interest assumed to be saved net of tax from the use of such proceeds.
     (3) Adjusts shares for stock options and warrants under the modified treasury stock method and contingently issuable shares based on the probability of issuance, after adjusting for the stock assumed repurchased in accordance with (2) above.
